EXHIBIT 99.1

FOR IMMEDIATE RELEASE Contact: Fred Zinn, President and CEO Phone: (914) 428-9098 Fax: (914) 428-4581 E Mail: Drew@drewindustries.com

DREW INDUSTRIES REPORTS 2011 SECOND QUARTER RESULTS

White Plains, New York – August 1, 2011 – Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles (RV) and manufactured homes, today reported net income for the second quarter ended June 30, 2011 of $11.0 million ($0.49 per diluted share), a 14 percent increase over net income of $9.6 million ($0.43 per diluted share) reported in the second quarter of 2010.

Net sales in the 2011 second quarter increased 7 percent to $186 million, from $174 million in the second quarter of 2010, the result of a 9 percent increase in Drew’s RV Segment sales, and a 1 percent decline in Drew’s Manufactured Housing Segment sales. The RV Segment, which manufactures components primarily for travel trailer and fifth-wheel RVs, represented 84 percent of consolidated sales, while Manufactured Housing Segment sales represented 16 percent. Industry-wide wholesale shipments of travel trailer and fifth-wheel RVs increased 6 percent in the 2011 second quarter, while industry-wide production of manufactured homes declined an estimated 11 percent.

“In the second quarter of 2011, we continued to increase our content per RV and manufactured home, and expand our sales to other industries, such as mid-size buses, modular housing and specialty trailers,” said Fred Zinn, Drew’s President and CEO. “As a result, we were able to largely overcome the impact on our industries of slower economic growth in the second quarter of 2011 than had been anticipated. Our consolidated sales increased again in July 2011, reaching approximately $49 million, about 3 percent above July 2010 sales, despite July 2011 having one less shipping day than July 2010.”

On July 19, 2011, Drew acquired certain assets and business of M-Tec, an Indiana-based manufacturer of components for RVs and mobile office units. This was Drew’s second acquisition of the year, following the January 2011 acquisition of Home-Style, the leading manufacturer of RV furniture and mattresses in the growing Northwest RV market. “The M-Tec acquisition enables us to expand our product line of components for motorhomes, a market which offers significant long-term opportunity,” said Jason Lippert, CEO of Drew’s subsidiaries, Lippert Components and Kinro. “The two acquisitions we’ve made so far this year were particularly attractive because we will use our purchasing power and manufacturing expertise to reduce the cost structure of the acquired operations. With our debt-free balance sheet, significant credit availability and outstanding operating management team, we have the capability to continue to invest in profitable growth opportunities.”

“We have also made major strides towards capturing new markets, expanding our customer service capabilities, and further increasing the depth of our management team,” said Scott Mereness, President of Lippert Components and Kinro. “In the last two months alone, we have:

•
Promoted three highly capable and dedicated executives to key areas of our operations. As a result, we now have the ability to further improve our manufacturing efficiencies and increase our focus on reducing purchasing costs;

•
Formed new sales teams to address opportunities in aftermarket replacement components for RVs, as well as new markets, such as trailers for cargo, horses, livestock and heavy equipment, and components for ambulances and buses; and

•
Opened our new, state-of-the-art RV customer service center, which provides centralized and efficient service and repairs, along with the capability to sell and install our aftermarket products, further bolstering our outstanding customer service.

These steps will enable us to continue to enhance our reputation in the industry and capture new opportunities for growth.”

“Drew’s results for the balance of 2011 will depend to a significant extent on the course of the economy,” continued Zinn. “Over the last few months, short-term forecasts for U.S. economic growth have been reduced. Retail demand for RVs, and therefore industry production levels, is highly dependent on economic conditions and consumer confidence. In addition, the seasonal increase in dealer inventories of towable RVs has been somewhat greater so far this year than last year. These factors could impact industry production levels for the balance of 2011. However, we continue to be optimistic about RV industry growth prospects for 2012 and beyond, and we remain confident in our ability to exceed industry growth rates, through ongoing investment in customer service, market share gains, new products and selling our products to other industries. We will also seek to maximize our production efficiencies by continuing to adjust our costs in response to changes in industry-wide demand, as we have done in prior years.”

Because of the seasonality of the RV and manufactured housing industries, historically, Drew’s operating results in the first and fourth quarters have been the weakest, while the second and third quarters are traditionally stronger. However, because of fluctuations in RV dealer inventories and volatile economic conditions, current seasonal industry trends may be different than in prior years.

“Our strategy to grow both within the RV and manufactured housing industries, and in similar markets, continues to be successful,” added Zinn. “While responding to economic conditions, we continue to focus on growth opportunities likely to yield significant returns, and building our solid operating management team.”

Recreational Vehicle (RV) Products Segment
Drew supplies the following components for RVs:
•	Towable steel chassis	•	Aluminum windows and screens
•	Towable axles and suspension solutions	•	Chassis components
•	Slide-out mechanisms and solutions	•	Furniture and mattresses
•	Thermoformed bath, kitchen and other products	•	Entry and baggage doors
•	Toy hauler ramp doors	•	Entry steps
•	Patio doors	•	Other accessories
•	Manual, electric and hydraulic stabilizer
and leveling systems

Drew’s RV Segment also manufactures components for mid-size buses and trailers used to haul boats, horses, livestock, equipment and other cargo.

In the 2011 second quarter, more than 90 percent of the Company’s RV Segment net sales were components for travel trailer and fifth-wheel RVs, with the balance primarily comprised of components for motorhomes, mid-size buses, and specialty trailers.

RV Segment net sales in the second quarter of 2011 reached $157 million, an increase of $13 million, or 9 percent, compared to the 2010 second quarter. “Our sales increase this quarter was greater than the 6 percent increase in industry-wide wholesale shipments, largely because of acquisitions, and increases in sales to other industries,” said Jason Lippert. The Company’s content per travel trailer and fifth-wheel RV for the 12 months ended June 2011 reached approximately $2,229, compared to $2,132 for the 12 months ended June 2010. Net sales by the RV Segment to other industries increased to $7 million in the quarter, compared to $5 million in the second quarter last year.

Drew’s RV Segment reported operating profit of $17.3 million in the second quarter of 2011, compared to the $14.0 million reported in the 2010 second quarter. “The $3.3 million increase in RV Segment operating profit was slightly more than we would typically expect on a $13 million increase in net sales, primarily because of improved labor efficiencies,” said Joseph Giordano, Drew’s Chief Financial Officer and Treasurer. “In the second quarter last year we incurred higher production costs due to greater-than-expected increases in demand. While we still expect to reduce labor costs in certain product lines, our efficiencies generally improved compared to last year. Further, material costs as a percent of sales were about the same as in the second quarter last year, in line with our expectations.”

“So far this year, industry-wide wholesale shipments of travel trailer and fifth-wheel RVs have exceeded retail sales, which have not increased as much as previously expected,” said Fred Zinn. “As a result, dealer inventories increased by about 16,000 units in the first half of 2011, which is 5,000 units more than the seasonal increase in the first half of 2010. While dealer inventory levels are reportedly still in line with retail demand and lender expectations, most industry analysts expect RV dealers to be cautious in these uncertain economic times, and adjust their orders quickly based on changes in retail demand.”

Manufactured Housing Products Segment
Drew supplies the following components for manufactured homes:
•	Vinyl and aluminum windows and screens	•	Steel chassis
•	Thermoformed bath and kitchen products	•	Steel chassis parts
•	Steel and fiberglass entry doors	•	Axles
•	Aluminum and vinyl patio doors

Drew reported second quarter 2011 net sales of $29 million for its Manufactured Housing Segment, down 1 percent from the comparable period in 2010, but significantly better than the estimated 11 percent decline in industry-wide production of manufactured homes. Manufactured housing production levels in the first half of 2010 were positively impacted by the Federal tax credit for first time home buyers, the benefits of which expired in the first half of 2010. The manufactured housing industry continues to be adversely impacted by difficult credit conditions, and weakness in the broader housing market.

Drew was able to offset the industry-wide production decline largely by market share growth. This enabled the Company to increase its content in the average manufactured home produced in the 12 months ended June 2011 to an estimated $1,431, compared to $1,392 for the 12 months ended June 2010. In addition, the Company continued to increase its sales of components to other industries, which exceeded $4 million for the quarter, an increase of more than $1 million compared to the 2010 second quarter.

Segment operating profit decreased to $3.0 million in the second quarter of 2011, from $3.7 million in the 2010 second quarter, primarily as a result of higher raw material costs as a percent of sales.

Balance Sheet and Other Items
“We continued to generate significant operating cash flow in the second quarter, with our cash remaining steady this quarter, despite a $10 million increase in working capital and more than $7 million in capital expenditures,” said Giordano. “With no debt and substantial cash balances, even after the July 2011 M-Tec acquisition, we remain well-positioned to continue to take advantage of opportunities to further improve our results.”

Accounts receivable balances remain current, with only 21 days sales outstanding at June 30, 2011. Inventory balances at June 30, 2011 were 21 percent higher than at June 30, 2010, due largely to higher sales and raw material cost increases. Inventory turnover for the last 12 months has remained strong, at 6.2 turns. Finished goods on hand represented less than a two-week supply.

Capital expenditures were $7.4 million in the 2011 second quarter, while depreciation and amortization aggregated $5.1 million. Estimates for 2011 are that capital expenditures will be $24 million to $25 million for the full year, including $4 million for four new facilities the Company has purchased, three of which the Company had previously been leasing, and $10 million to $11 million for the Company’s new aluminum extrusion project. The full year 2011 capital expenditure estimate is approximately $2 million to $3 million higher than previously expected largely due to additional investments to improve information systems and increase planned production capacity at the new aluminum extrusion facility. “We anticipate that the use of aluminum components in RVs will continue to increase due to its lighter weight, and we are building capacity accordingly,” noted Mereness. “The progress of our new aluminum extrusion operation is on schedule, and we expect to be in production late in the third quarter of 2011.” Depreciation and amortization is expected to be approximately $19 million for the full year 2011.

Goodwill and other intangible assets collectively increased by $2.1 million since December 31, 2010, primarily as a result of the Home-Style acquisition, partially offset by normal amortization.

Non-cash stock-based compensation was $1.1 million in the second quarter of 2011, and is expected to be $5 million to $6 million for the full year 2011.

Conference Call & Webcast
Drew will provide a real-time audio webcast of its second quarter 2011 earnings conference call on the Company’s website, www.drewindustries.com on Monday, August 1, 2011 at 11:00 a.m. Eastern time. Individual investors can also listen to the call at www.companyboardroom.com.

Institutional investors can access the call via the password-protected event management site, StreetEvents (www.streetevents.com). A replay of the conference call will be available by telephone by dialing (888) 286-8010 and referencing access code 66397623. A replay will also be available on Drew’s website.

About Drew
Drew, through its wholly-owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes, including windows, doors, chassis, chassis parts, bath and shower units, axles, and upholstered furniture. In addition, Drew manufactures slide-out mechanisms for RVs, and trailers primarily for hauling boats. Currently, from 28 factories located throughout the United States, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s Common Stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this press release are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release, and in our subsequent filings with the Securities and Exchange Commission.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and steel-based components, vinyl, aluminum, glass and ABS resin) and other components, availability of credit for financing the retail and wholesale purchase of manufactured homes and recreational vehicles (“RVs”), availability and costs of labor, inventory levels of retail dealers and manufacturers, levels of repossessed manufactured homes and RVs, changes in zoning regulations for manufactured homes, sales declines in the RV or manufactured housing industries, the financial condition of our customers, the financial condition of retail dealers of RVs and manufactured homes, retention and concentration of significant customers, interest rates, oil and gasoline prices, and the outcome of litigation. In addition, international, national and regional economic conditions and consumer confidence affect the retail sale of RVs and manufactured homes.

-more-

DREW INDUSTRIES INCORPORATED
OPERATING RESULTS
(unaudited)

	Six Months Ended		Three Months Ended
	June 30,		June 30,		Last Twelve
(In thousands, except per share amounts)	2011	2010	2011	2010	Months

Net sales	$354,881	$319,719	$186,048	$173,502	$607,917
Cost of sales	274,943	248,502	143,989	135,944	473,026
Gross profit	79,938	71,217	42,059	37,558	134,891
Selling, general and administrative expenses	46,485	43,089	24,149	21,714	84,217
Other (income)	-	-	-	-	(79)
Operating profit	33,453	28,128	17,910	15,844	50,753
Interest expense, net	119	140	61	58	197
Income before income taxes	33,334	27,988	17,849	15,786	50,556
Provision for income taxes	12,982	11,068	6,884	6,194	19,090
Net income	$20,352	$16,920	$10,965	$9,592	$31,466

Net income per common share:
Basic	$0.91	$0.77	$0.49	$0.43	$1.42
Diluted	$0.91	$0.76	$0.49	$0.43	$1.41

Weighted average common shares outstanding:
Basic	22,244	22,112	22,270	22,121	22,190
Diluted	22,417	22,262	22,458	22,276	22,343

Depreciation and amortization	$10,016	$8,457	$5,126	$4,463	$18,646
Capital expenditures	$10,543	$4,471	$7,407	$3,281	$16,220

DREW INDUSTRIES INCORPORATED
SEGMENT RESULTS
(unaudited)
	Six Months Ended		Three Months Ended
	June 30,		June 30,
(In thousands)	2011	2010	2011	2010

Net sales:
RV Segment	$303,428	$268,626	$157,199	$144,264
MH Segment	51,453	51,093	28,849	29,238
Total net sales	$354,881	$319,719	$186,048	$173,502

Operating profit:
RV Segment	$32,625	$26,893	$17,324	$14,009
MH Segment	5,177	5,302	2,953	3,736
Total segment operating profit	37,802	32,195	20,277	17,745
Corporate	(4,043)	(3,944)	(1,946)	(2,017)
Other non-segment items	(306)	(123)	(421)	116
Total operating profit	$33,453	$28,128	$17,910	$15,844

DREW INDUSTRIES INCORPORATED
BALANCE SHEET INFORMATION
(Unaudited)
	June 30,		December 31,
(In thousands, except ratios)	2011	2010	2010

Current assets
Cash and cash equivalents	$36,774	$47,073	$38,880
Short-term investments	-	10,993	4,999
Accounts receivable, trade, less allowances	44,050	41,267	12,890
Inventories	83,556	69,175	69,328
Prepaid expenses and other current assets	18,306	15,156	16,768
Total current assets	182,686	183,664	142,865
Fixed assets, net	85,308	79,930	79,848
Goodwill	8,600	7,086	7,497
Other intangible assets, net	58,433	60,421	57,419
Deferred taxes	15,385	16,532	15,770
Other assets	3,969	3,021	3,382
Total assets	$354,381	$350,654	$306,781

Current liabilities
Accounts payable, trade	$27,377	$29,380	$11,351
Accrued expenses and other current liabilities	39,101	42,127	33,723
Total current liabilities	66,478	71,507	45,074
Other long-term liabilities	20,279	16,211	18,248
Total liabilities	86,757	87,718	63,322
Total stockholders’ equity	267,624	262,936	243,459
Total liabilities and stockholders’ equity	$354,381	$350,654	$306,781

Current ratio	2.7	2.6	3.2
Total indebtedness to stockholders’ equity	-	-	-

DREW INDUSTRIES INCORPORATED
SUMMARY OF CASH FLOWS
(unaudited)

	Six Months Ended
	June 30,
(In thousands)	2011	2010

Cash flows from operating activities:
Net income	$20,352	$16,920
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	10,016	8,457
Deferred taxes	385	-
Other non-cash items	162	(754)
Stock-based compensation expense	2,209	1,831
Changes in assets and liabilities, net of business acquisitions:
Accounts receivable, net	(31,160)	(28,718)
Inventories	(12,623)	(11,959)
Prepaid expenses and other assets	(1,926)	(953)
Accounts payable, accrued expenses and other liabilities	22,991	32,898
Net cash flows provided by operating activities	10,406	17,722

Cash flows from investing activities:
Capital expenditures	(10,543)	(4,471)
Acquisitions of businesses	(7,250)	(21,400)
Purchase of short-term investments	-	(12,992)
Proceeds from maturity of short-term investments	5,000	15,000
Other investing activities	142	782
Net cash flows used for investing activities	(12,651)	(23,081)

Cash flows from financing activities:
Exercise of stock options and deferred stock units	504	70
Other financing activities	(365)	(3)
Net cash flows provided by financing activities	139	67

Net decrease in cash	(2,106)	(5,292)

Cash and cash equivalents at beginning of period	38,880	52,365
Cash and cash equivalents at end of period	$36,774	$47,073